UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2009

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 N. Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 6, 2009, BCACSC, Inc. (“Buyer”), a wholly owned subsidiary of The Boeing Company (“Boeing”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Vought Aircraft Industries, Inc. (“Vought”). Under the Purchase Agreement, Vought has agreed to sell, and Buyer has agreed to purchase, the business, assets and operations of Vought’s 787 business conducted at North Charleston, South Carolina (collectively, the “Business”). Buyer will assume all of the liabilities of the Business other than the liabilities that Vought has agreed to retain, which include (1) pre-closing environmental and certain tax liabilities, (2) certain liabilities for Vought employee benefit plans and other pre-closing employee-related liabilities and (3) unknown pre-closing violations of law causing losses in excess of $10 million.

The cash consideration to be paid at closing to Vought in connection with the sale of the Business and the entry into the other agreements described below is expected to be approximately $580 million, which represents the agreed-upon aggregate cash consideration less pre-closing adjustments. The final aggregate cash consideration will be subject to further adjustments post-closing related to Vought’s net investment in the Business. In addition, Boeing will release Vought from its obligations to repay amounts previously advanced by Boeing and will guarantee the pre-closing obligations of Buyer and provide a limited guaranty of Buyer’s post-closing indemnity of Vought.

The Purchase Agreement contains representations and warranties, covenants and indemnification customary for a transaction of this nature.

Closing of the transaction is subject to several customary closing conditions, including the requirement that the lenders under Vought’s senior credit facility provide the waiver required to permit the transaction to close.

The Purchase Agreement contemplates that the parties or their affiliates will enter into the following additional agreements at closing: (1) a transition services agreement, pursuant to which Vought will provide certain transition services to Boeing; (2) an engineering services agreement, pursuant to which Vought will provide certain engineering services to Boeing; (3) an intellectual property license agreement, pursuant to which the parties will license to each other certain intellectual property; (4) a termination and mutual release agreement, pursuant to which Vought and Boeing will terminate their existing 787 supply agreement and release claims and resolve rights and obligations owed to each other under the existing 787 supply agreement, including obligations incurred or created as a result of ordinary course performance of the 787 supply agreement; and (5) a long-term supply agreement, pursuant to which Vought will act as a supplier for Boeing’s 737, 777 and 787 aircraft programs.

A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued by The Boeing Company dated July 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ Michael F. Lohr
Michael F. Lohr
Vice President, Corporate Secretary and Assistant General Counsel

Date: July 7, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release issued by The Boeing Company dated July 7, 2009.